Exhibit 10.19 Execution Copy CONFIDENTIAL December 15, 2019 Mark Turner Via hand delivery Re: Transition Agreement Dear Mark: This letter (this “Letter”) sets forth our mutual understanding of your transition from your current position as Executive Chairman of WSFS Financial Corporation to the role of non- employee member of the boards of directors (collectively the “WSFS Boards”) of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB (collectively, “WSFS”). From the date hereof, the relationship between you and WSFS and its subsidiaries shall be governed by the terms and conditions of this letter agreement (this “Letter”). 1. Role; Time Commitment. a. Role. Unless otherwise agreed upon by parties, or restricted by law, regulation or currently existing corporate policy, in connection with your resignation as Executive Chairman of WSFS Financial Corporation effective as of January 1, 2020 (the “Transition Date”), you shall continue to serve as a member of the WSFS Boards as a non- employee director and, at the 2020 Annual Meeting of Shareholders, the WSFS Boards shall nominate you for reelection to the WSFS Boards for a term expected to end at the Annual Meeting in 2022. Your position on the WSFS Boards shall terminate at the end of such terms or upon your cessation of service to the WSFS Boards as a result of resignation, removal or otherwise. b. Time Commitment. In your capacity as a non-employee director, you shall devote such time and efforts as is consistent with the requirements and expectations of WSFS for members of the WSFS Boards generally. Additionally, upon request of the Chief Executive Officer of WSFS (the “CEO”) from time to time, you agree to provide ongoing coaching and mentoring of the CEO, as well as cooperation to assist in the transition of duties to the new Chair of the WSFS Boards. Such requests for coaching, mentoring and other assistance shall be made with reasonable advance notice to you, and your services shall be provided in reasonable amounts and delivered in mutually agreeable locations and by mutually agreeable means.

2. Payments and Benefits. a. Salary; Board Fees. You shall continue to receive a base salary at your current annual rate of $600,000 until the Transition Date. On and from the Transition Date, WSFS shall pay to you such fees as are generally paid to other members of the WSFS Boards, so long as you continue to serve as a member of the WSFS Boards. b. Reimbursements. WSFS shall reimburse you for reasonable and customary out-of-pocket expenses incurred by you in connection with the performance of services pursuant to this Letter in accordance with WSFS’s standard reimbursement policies (i) applicable to executives of WSFS until the Transition Date and (ii) applicable to members of the WSFS Boards on and from the Transition Date. c. Benefits. Until the Transition Date, you shall continue to be eligible for any retirement and health and other welfare benefit plans and programs as are generally made available to active Associates of WSFS in accordance with the current terms and conditions of the applicable plans and programs, as in effect from time to time. On and from the Transition Date, you shall only be eligible to participate in any plans and programs made available to non- employee directors of the WSFS Boards in accordance with the current terms and conditions of the applicable plans and programs, as in effect from time to time. d. Additional Consideration. Subject to (i) your executing a release of claims in substantially the form attached as Exhibit A hereto (the “Release”) within 21 days following the date hereof and such Release becoming effective, (ii) your agreement to be bound by the restrictive covenants described in paragraph 3 below, (iii) your agreement to provide the coaching, mentoring and cooperation described in paragraph 1(b) above, and (iv) your continued service as Executive Chairman through the Transition Date, you shall be entitled to receive certain payments and benefits, as follows: i. Retirement Payment. WSFS shall pay you $1,000,000 (the “Retirement Payment”) in a lump sum, payable by wire to an account of your direction by January 2, 2020, subject to paragraph 5(b). ii. Equity. Attached hereto as Exhibit B is an equity grant status statement (the “Equity Statement”), which provides information about the status of the stock options (the “Options”) and restricted stock units (the “RSUs”) that have been granted to you by WSFS that are outstanding as of the date hereof and remain eligible to be earned. By executing this Agreement, you acknowledge and agree (x) that the information set forth in the Equity Statement is true, complete and correct, and (y) that you have no right, other than as specified in the Equity Statement, to equity of WSFS pursuant to any incentive plan maintained for service providers of WSFS (including, for the avoidance of doubt, pursuant to the Integration Performance RSU Plan). On the Transition Date, any Options and RSUs listed on Exhibit B that have not yet vested shall vest in full, and you (or, in the event of your death, your legal representative) shall have until the earlier of (A) the one-year anniversary of the Transition Date and (B) the end of the original term of the applicable Option grant had you continued employment with the Company, in which to exercise the Options listed on Exhibit B. WSFS has obtained all required approvals, including from the Personnel and Compensation Committee of the WSFS Boards, for the 2

treatment of your incentive equity as set forth in this paragraph 2(d)(ii) (the “Equity”). This Equity is made subject to the restrictive covenants set forth in paragraph 3 below, which expressly supersede and replace all prior contractual non-competition, non-solicitation and non- disparagement covenants previously agreed to by you in connection with the grants of Options and RSUs. iii. Other. You shall be eligible to receive the other benefits set forth on Exhibit C hereto. If you do not sign and deliver the Release within 21 days or if the Release does not become effective (including if you revoke your signature within the time period specified in the Release), you will not be eligible for the additional consideration in this paragraph 2(d). 3. Restrictive Covenants. a. Non-Competition and Non-Solicitation. You agree that during the Restricted Period (as defined below) you shall not (i) serve as a director, employee, consultant or other service provider to any bank which performs similar services as WSFS that is headquartered within 50 miles of either of WSFS’s primary offices in Wilmington, Delaware or Philadelphia, Pennsylvania as of the date hereof or the Transition Date (“Restricted Area”), (ii) solicit or attempt to solicit any client of WSFS (except as part of a general market or broad-based digital solicitation) for the purpose of interfering with such client’s relationship with WSFS or encouraging such client to reduce or alter the scope of its relationship with WSFS, or (iii) solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. This restriction in the preceding clause (iii) shall apply to anyone who is then or within the preceding six months was an employee of WSFS or its affiliates. Nothing in this paragraph shall preclude you from pursuing the opportunity with the start-up company currently referred to as Wing that you have already disclosed to the WSFS Boards, and it is expressly stated that all activities in connection with such opportunity, including your service as a director, employee, consultant, advisor or investor, and actions including without limitation capital raising from other banks and financial institutions, including entities within the Restricted Area, are expressly permitted by this Letter and not precluded by this paragraph 3(a). It is further agreed that you shall not violate this paragraph 3(a) by serving as a director, employee, consultant, investor or advisor to any other start-up company operating in the fields of fin-tech or specialty finance during the Restricted Period so long as you provide WSFS with reasonable advance notice, preferably at least 30 days, to enable the WSFS Boards to consider potential conflicts of interest. b. Non-Disclosure of Confidential Information. You covenant and agree that the Confidential Information (as defined below) is a valuable, special, and unique asset of WSFS. You will use Confidential Information solely for purposes of performing your duties for WSFS, and you will return any and all Confidential Information in your possession at the conclusion your service with WSFS or upon the request of WSFS at any time. You further agree that you will not use or disclose to others any Confidential Information, except as authorized in writing by WSFS. You further agree that WSFS owns the Confidential Information and that you have no rights, title, or interest in any of the Confidential Information. You further agree that your confidentiality obligations described herein shall continue for so long as the Confidential Information remains confidential and shall not apply to any information that becomes generally 3 known to the public through no fault or action of your own. Notwithstanding this paragraph 3(b), nothing in this Letter shall prohibit you from reporting possible violations of law to a governmental agency or entity or require you to seek authorization or notify WSFS if you make such reports. You are hereby advised that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b). The provisions of this paragraph 3(b) shall survive the termination your relationship with WSFS and the WSFS Boards for any reason. c. Non-Disparagement. You agree and covenant that you will not at any time make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning WSFS, its business, products, services or activities, or any of its current or former officers, or directors or employees. This paragraph 3(c) does not (i) restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to your Section 7 rights under the National Labor Relations Act, (ii) apply to disclosures required by any applicable law or regulation, or (iii) prohibit you from providing truthful testimony in response to a validly issued subpoena. Likewise, WSFS agrees and covenants that it will not at any time make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning you, your reputation, services, experience, or abilities. For purposes of the foregoing restriction applicable to WSFS, it shall only apply to WSFS officers at or above the level of Senior Vice President and directors serving on one or more of the WSFS Boards at any time on or after the date of this Agreement. d. No Implied WSFS Endorsement. Both before and after the Transition Date, you agree that you will not hold out WSFS as endorsing, being involved with, serving as a potential source of financing for, or being an investor in, any enterprise with which you are involved (unless and until WSFS elects to pursue such business or relations with such enterprise). e. Acknowledgments. By signing this Letter, you acknowledge and agree that the restrictions contained in this paragraph 3 are no broader than are necessary to protect WSFS’s legitimate business interests, are reasonable in both scope and duration, and do not unduly restrict your ability to pursue your chosen livelihood. You further acknowledge that WSFS would not have agreed to the terms and conditions in this Letter, and that WSFS would not have agreed to continue to provide you with access to Confidential Information, if you did not agree to the provisions of this paragraph 3. f. Reformation and Enforceability. It is the intention of the parties that if any of the restrictions set forth in this paragraph 3 are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions shall be modified and enforced to the greatest extent that the court deems permissible. Each of the obligations in this paragraph 3 are independent, separable and enforceable independent of each other. g. Definitions. For the purposes of this Letter, including this paragraph 3: 4

i. “Confidential Information” shall mean any and all trade secrets, confidential and proprietary information, and all other information and data of WSFS (inclusive of predecessor companies that have been acquired by WSFS) that is generally unknown to third persons who could derive economic value from its use or disclosure including, but not limited to, non-public customer information, including client lists, client requirements, client needs, and client trends; product and services cost pricing and varying supplier and vendor information, including costs, discount and rebate programs, and logistics information operational, financial, and marketing information propriety to or held confidential by WSFS; and confidential or proprietary information received by WSFS from third parties. Confidential Information may be contained in writing or in any other tangible medium of expression, including work product created by you in rendering services for WSFS; provided, that the term “Confidential Information” does not include any information that (1) is now in or subsequently enters the public domain through means other than direct or indirect disclosure by you in violation of the terms of this Letter or other confidentiality obligation or (2) is lawfully communicated to you by a third party, free of any confidential obligation, subsequent to the time of communication thereof by, through or on behalf of WSFS. ii. Restricted Period: “Restricted Period” shall mean the period beginning on the date hereof and ending one year following Transition Date. 4. Return of Property. Upon the termination of your service to WSFS and prior to your departure from WSFS, or upon WSFS’s request, you agree to (i) surrender to WSFS all proprietary or Confidential Information and articles and property that belong to WSFS, and (ii) execute such documentation as is required by WSFS to evidence the foregoing. Notwithstanding the foregoing, you shall be permitted to continue to possess and have access to certain WSFS property for the duration that the benefits described in Exhibit C are provided to you by WSFS and paid for by you. 5. Taxes and Withholding. a. Withholding. All payments and benefits hereunder will be subject to applicable taxes and withholding where required by law. Regardless of the amount withheld, you are solely responsible for paying all required taxes (other than WSFS’s share of employment taxes on amounts paid in respect of employment) on all payments and benefits. b. Section 409A. It is intended that all payments described in this Letter comply with, or are exempt from, Section 409A; provided, however, that nothing herein shall be interpreted to transfer liability for any tax (including any due as a result of a violation of Section 409A) from you to WSFS or any other person or entity. This Letter shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Letter provides for deferred compensation subject to Section 409A, to comply with Section 409A. To the extent necessary to comply with Section 409A, in no event may you, directly or indirectly, designate the taxable year of payment. To the extent necessary to comply with Section 409A, references in this Letter to termination of service or separation from service (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon your 5 termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) you incur a Separation from Service. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A and triggered by a separation from service and that would otherwise be paid within six months after separation from service will instead be paid in the seventh month following your Separation from Service (to the extent required by Section 409A(a)(2)(B)(i)) or upon your death, if earlier. Any payments that are subject to the Release requirement and are scheduled to be paid prior to the date the Release becomes effective shall be paid in a lump sum, without interest, with the first scheduled payment following the effectiveness of the Release and, if any such amounts are subject to Section 409A and the period during which you have discretion to sign or revoke the Release straddles two calendar years, such amounts will be paid without interest in the second calendar year. To the extent that any payment of or reimbursement by WSFS to you of eligible expenses under this Letter constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) you must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which you incur the corresponding eligible expense; (ii) subject to any shorter time period provided in any WSFS expense reimbursement policy or specifically provided otherwise in this Letter, WSFS shall make the Reimbursement to you on or before the last day of the calendar year following the calendar year in which you incurred the eligible expense; (iii) your right to Reimbursement shall not be subject to liquidation or exchange for another benefit; and (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year. You are encouraged to obtain your own tax advice regarding your compensation from WSFS. You agree that WSFS does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against WSFS or any of its affiliates related to tax liabilities arising from your compensation. 6. Miscellaneous Provisions a. Entire Agreement. This Letter constitutes the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter of this Letter, including any agreement between you and WSFS or any of its subsidiaries, whether written or oral; provided, that any agreement with respect to the Options or RSUs listed on Exhibit B remain in effect except as specifically modified by this Letter. This Letter sets forth the entire understanding of the parties as to the subject matter contained herein. Your position as a member of the WSFS Boards shall be subject to the policies and governing documents of the WSFS Boards, including the WSFS certificate of incorporation and the by-laws of WSFS, and nothing in this Letter shall limit your fiduciary duties or other statutory or common law obligations as a member of the WSFS Boards. b. Governing Law; Dispute Resolution; Remedies. This Letter shall be governed by and construed in accordance with the laws of Delaware (without regard to conflict of laws principles), and any dispute pertaining to or arising out of this Letter shall be brought only in the state or federal courts located within Delaware. By signing this Letter you irrevocably consent to the personal jurisdiction of the state and federal courts located within Delaware. You agree that any breach or threatened breach of your obligations in paragraph 3 will cause WSFS substantial and irrevocable damage for which it would have no adequate remedy at law and you therefore 6 agree that WSFS will be entitled to injunctive relief in the event of any such breach or threatened breach, without the necessity of showing actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Each right, obligation and remedy set forth in this Letter shall be cumulative and in addition to the other rights, obligations and remedies set forth herein or under other agreements, at law or in equity. In the event that you breach your obligations under paragraph 3(a), 3(c) or 3(d) of this Letter, any payments or benefits pursuant to this Letter that have not yet been provided shall be forfeited and any payments or benefits previously provided must be repaid to WSFS immediately upon demand. c. Notices. All notices or other communications which are required or permitted under this Letter shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered: To you: At the address on file with WSFS. To WSFS: WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801 Facsimile Number: (302) 571-6871 Attention: Rodger Levenson, President & Chief Executive Officer Email: rlevenson@wsfsbank.com d. Counterparts. This Letter may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. e. Assignment. The provisions of this Letter shall bind and inure to the benefit of WSFS and its successors and assigns. You may not assign this Letter. f. Amendment and Waiver. No failure or delay on the part of you or WSFS in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any amendment, supplement or modification of or to any provision of this Letter and any waiver of any provision of this Letter shall be effective (i) only if it is made or given in writing and signed by each party hereto or, in the case of a waiver, by the party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given. g. Severability. If any provision of this Letter is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Letter shall not be affected or impaired in any way. 7

h. Construction. You and WSFS agree that you each have had the opportunity to be represented by counsel during the negotiation and execution of this letter, and waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings in this Letter are only for convenience and are not intended to affect construction or interpretation. The words “include,” “includes” and “including,” when used in this Letter, will be deemed to be followed by the phrase “but not limited to”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Letter shall refer to this Letter as a whole and not to any particular provision of this Letter. [Remainder of the Page Left Blank] 8

We hope you will indicate your acceptance of the terms of this Letter set forth above by signing and dating in the spaces indicated below. Sincerely, /s/ Rodger Levenson Rodger Levenson President & Chief Executive Officer WSFS Financial Corporation /s/ Rodger Levenson Rodger Levenson President & Chief Executive Officer Wilmington Savings Fund Society, FSB I acknowledge that I have read, understand and agree to the terms and conditions of this Letter: MARK TURNER __________________________December 15, 2019 ___________________________________/s/ Mark Turner Date Signature